Function(x) Receives Nasdaq Notice;

Hearing Requested

NEW YORK –June 1, 2017 – Function(x) Inc. (Nasdaq: FNCX) (the “Company”), today announced that on May 25, 2017, the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notified the Company that, due to the late filing of its Form 10-Q for the period ending March 31, 2017 (the “Form 10-Q”) with the Securities and Exchange Commission, the Company’s securities would be subject to delisting unless the Company timely requests a hearing before the NASDAQ Hearings Panel (the “Panel”).

The Company today requested a hearing before the Panel. At the hearing, the Company will present its plan to file the Form 10-Q to the Panel and request a further extension to do so. The hearing request will automatically stay any delisting action by NASDAQ, but only for a period of 15 days. As such, the Company also requested a further stay of any delisting action by NASDAQ at least until the Panel has issued its decision following the hearing and the expiration of any extension that may be granted by the Panel.

For further details, please refer to the company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission.

About Function(x)

Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x), Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Function(x), Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Jason Assad

Investor Relations

678-570-6791

jassad@functionxinc.com

Michelle Lanken

Chief Financial Officer

212-231-0092

mlanken@functionxinc.com